Exhibit 99.1

Yangtze River Port and Logistic Limited (YRIV) Provides the Accurate Details Regarding Hindenburg’s Research Report

New York, NY, December 12, 2018 (Global News Agency) - Yangtze River Port and Logistics Limited (Nasdaq: YRIV) (the “Company”), an international infrastructure company that engages in the business of real estate development via a port logistic project located in the middle reaches of China’s Yangtze River in Wuhan, China, today categorically refutes all the allegations made against the Company in Hindenburg Research’s report dated December 6, 2018 (the “Report”). In particular, the Company wishes to broadly address certain patently false allegations made in the Report:

1.       Worthless/Overinflated Assets

“The unconstructed part of the project is a planned “Logistics Center” that YRIV states it will build on 1.2 million square meters of land leased from a local village. On YRIV’s latest quarterly balance sheet, the rights to the land are reported as having a value of $299 million, comprising over 77% of the company’s total assets… Despite claiming to lease 1.2 million square meters from the village, our government-sourced maps…show that the total area of the village is only 610 thousand square meters. Moreover, conversations with officials from the village in question revealed that contrary to the company’s claims, YRIV has not leased any land from them.”

•	The value of $299 million reflected in the Company’s latest quarterly balance sheet is not related to the 1.2 million square meters of land. Instead, the reported value of $299 million relates to the value of land use rights of the unused portion of 6 parcels of commercial land (steel logistics park). Originally, the value of these land use rights of the 6 parcels of commercial land totaling 515,600 square meters, was booked at a cost of $308 million, of which 79,200 square meters of land have been used for constructing commercial buildings with 92,700 square meters of floor area, leaving 436,400 square meters of unused land. It is this unused piece of land that we have reported a value of $299 million. As of today, due to the significant appreciation of the local real estate market, we estimate that the 515,600 square meters of land that the Company has obtained land use right certificates for and was accounted at cost value, has nearly doubled to a value of nearly $600 million.

•	The Company’s lease of 1.2 million square meters of land mentioned in the Report comprises land not only from the Chunfeng Village but also Junmin Village and Jiangdi Village, which were brokered and represented through Chunfeng Village.

2.       Undisclosed Legal Judgments

A list of the 11 undisclosed legal judgments mentioned in the Report is set forth below:

•	Items 1-6 relate to the litigation and judgements arising from the sale of commercial house flats by the Company’s subsidiary, Wuhan Yangtze River Newport Logistics Co., Ltd. (“Wuhan Newport”). These commercial house flats were sold in or before 2015. According to the relevant contracts of sale, if Wuhan Newport fails to develop the area in accordance with its original development plan within one year after the sale and purchase, Wuhan Newport would have to repurchase the commercial house flats at the original contracted price back from the purchasers. These proceedings were instituted by the purchasers before the said properties appreciated and doubled in value between 2017 and 2018. Consequently, the purchasers are now reluctant to enforce the judgments and sell back the properties to Wuhan Newport. The Company has already made provisions for the purchase of the properties in the financial statements in its annual report for the year ended December 31, 2015. Because the judgments were already rendered, the Company has not disclosed these judgements as ongoing “Legal Proceedings”.

•	Item 7 refers to the loan of RMB 290 million due to China Construction Bank Gangcheng Branch dated May 28, 2014 mentioned in the Report, plus interest totaling approximately RMB 325 million, and not in addition to such loan. The loan and interest payable obligations have been disclosed and accounted for in the Company’s financial statements in its annual report for the year ended December 31, 2017.

The Company is in the process of negotiating a loan restructure with the bank and in the meantime, all payments due are suspended. Also, as a result of negotiations, the bank has not instituted enforcement proceedings. As in the above Items 1-6, because a judgement has already been rendered, the Company has not disclosed it as an ongoing “Legal Proceedings”.

•	Items 8-11 refer to judgements obtained against Wuhan Newport as a guarantor for certain loans taken out by a large shareholder of Wuhan Newport before it became a subsidiary of the Company. Since the judgments were rendered, the shareholder has undertaken in writing to be solely responsible for all these loans without recourse to Wuhan Newport and has entered into a repayment plan with his creditor(s). Accordingly, no enforcement actions have been instituted against Wuhan Newport and in accordance with legal opinion from PRC counsel, there are no legal or financial liability accorded to Wuhan Newport.

3.	Money from YRIV’s Capital Raises Has Been Used to Pay the Chairman/Controlling Shareholder Rather Than Advance Company’s Projects

The Report alleges that the Company has consistently reported large liability balances “due to related parties” on its financial statements. These, in turn, seem to accrue large interest rates which simply get added to the “advances” over time. When capital is raised, cash is then used to pay back the supposed related-party “advances”, rather than being employed to further the company’s projects.

•	Ever since the closing of the reverse merger in December 2015, the Company has taken out 19 short-term loans via convertible notes totaling $8.546 million. The money from these loans was mainly used for paying the proposed upfront deposit payments for acquiring another entity, Wuhan Economic Development Port Limited (“Wuhan Port EDP”). Because the acquisition of Wuhan Port EDP as aborted, the Company began repaying the convertible notes from the loan proceeds. As of the end of November 2018, the Company has repaid $9.031 million ($7.846 million in principal plus $1.184 million in interest), leaving an unpaid principal of $699,000.

•	Contrary to the Report, the Company’s CEO, Mr. Xiangyao Liu has not only not received a penny from these loans but has advanced as much as $485,000 towards the payment of the $9.031 million by the Company and will likewise advance the forthcoming redemption of an unexpired principal of $699,000 plus interest.

•	Hindenburg quoted the following from the Company’s Quarter Report on Form 10-Q for the quarter ended September 30, 2018:

The Report concluded that there was a total repayment of “loans” of approximately $6.2 million to Mr. Liu. This is not the case. The Report focused on the numbers highlighted in the red circles but neglected the increased amounts highlighted in the green circles which showed increased advances from Mr. Liu to the Company. The net effect of the aforementioned numbers shows a net advance from Mr. Liu to the Company. In addition, as mentioned in the Report, “the total amount of those 19 convertible notes amounted to $8.5 million, of which $3.39 million is outstanding while $5.15 million has been redeemed.” As such, there is no way that Mr. Liu would have received $6.2 million from the proceeds of the notes.

“The Report contains numerous errors of facts and misleading speculations that are libelous and we categorically deny such speculations. This Report is largely a rehash of prior allegations made against us and only focuses on certain discrete information to cultivate a distorted view of the Company”, said Mr. Xiangyao Liu, Chairman and Chief Executive Officer of the Company. “We have not granted access to Hindenburg nor has Hindenberg ever contacted us to seek any clarification or explanation to the allegations made. These speculations have caused significant damage to our Company and we are resolved to take such actions necessary to defend ourselves and protect the interests of our shareholders. Additionally, we have instructed counsel to explore our recourse against Hindenburg for making such irresponsible, baseless and libelous statements, including but not limited to instituting legal proceedings against them. We are committed to a high level of corporate governance and stand by the integrity of our financial statements and business operations. We will be conducting a special internal investigation into the other allegations made and will report the outcome of such investigation in due course.”

About Yangtze River Port and Logistics Limited

Yangtze River Port and Logistics Limited primarily engages in the business of real estate development with a port logistic project located in the middle reaches of the Yangtze River. Yangtze River Port and Limited is a large infrastructure development project implemented under China's latest “One Belt One Road” initiative and is believed to be strategically positioned in Wuhan, a crucial trading window between China, the Middle East and Europe. The logistics center is also expected to provide a number of shipping berths for cargo ships of various sizes. Yangtze River Port and Limited is expected to provide domestic and foreign businesses a direct access to the Free Trade Zone in Wuhan. The project will include commercial buildings, professional logistic supply chain centers, direct access to the Yangtze River, Wuhan-Xinjiang-Europe Railway and ground transportation, storage and processing centers, IT supporting services, among others.

For additional information please go to: http://www.yerr.com.cn

Forward-Looking Statements:

This document includes “forward-looking” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are any statements other than statements of historical fact, including statements regarding Company's expectations, beliefs, hopes, intentions or strategies regarding the future. Among other things, these forward-looking statements may include statements regarding the change of Company's plan of operation, future opportunities as a result of the matter referenced in the above statements; and any other statements regarding Company's future beliefs, expectations, plans, intentions, financial condition or performance. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, our financial and business prospects, our capital requirements, our financing prospects, our relationships with employees, and our ability to realize the anticipated benefits of such transaction, and those disclosed as risks in other reports filed by us with the Securities and Exchange Commission, including those described in our most recently filed Quarterly Report on Form 10-Q, Annual Report on Form 10-K and subsequent amendment on Form 10-K/A, current report on Form 8-K, and other filings with the SEC.

We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management's opinion only as of the date on which they were made. Except as required by law, we disclaim any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

CONTACT:

James Coleman

Executive Director

jcoleman@yerr.com.cn

646-861-3315

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